EXHIBIT 10.61

MARTEK BIOSCIENCES CORPORATION
PROMISSORY NOTE

Baltimore, Maryland

$10,000,000.00	Date: January 26, 2004

     FOR VALUE RECEIVED, Martek Biosciences Corporation, a Delaware corporation (the “Company”), does hereby promise to pay to the order of Genencor International, Inc., a Delaware corporation (“Genencor”) or its permitted assigns (the “Holder”), at its office at 200 Meridian Center Boulevard, Rochester, New York 14618 (or at such other place or places as Holder may designate from time to time upon reasonable notice to the Company), the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) under the terms and conditions of this Promissory Note (this “Note”).

     Unsecured Obligation. This Note is an unsecured obligation of the Company. The Holder of this Note shall have recourse only to the general unsecured assets of the Company.

     Interest Accrual. The outstanding principal balance of this Note shall bear interest from the date hereof until payment in full at the rate of five per cent (5%) per annum. Interest shall be computed on the basis of a three hundred sixty-day year on the actual number of days the principal is outstanding during each annual interest period.

     Payments of Interest and Principal. Payments of accrued interest shall be made monthly on the last calendar day of each month, commencing on January 31, 2004 and on the Maturity Date (as defined below). The Company further shall pay all accrued and unpaid interest which is payable under that certain Second Amended and Restated Promissory Note dated September 5, 2003 made by the Company payable to the order of Genencor, which has accrued to the date hereof, on January 31, 2004. Principal payments on this Note shall be made monthly on the last calendar day of each month, commencing on January 31, 2004, each such principal payment in the amount equal to Forty-One Thousand Six Hundred Sixty-Seven Dollars ($41,667). The entire unpaid principal amount plus accrued interest under this Note shall be due and payable on the Maturity Date. Except as provided for under “Prepayment” below, payments of principal and interest shall be paid in lawful money of the United States of America at the office of the Holder as indicated in the initial paragraph of this Note or at such other place as Holder may designate in writing to the Company from time to time.

     Prepayment. This Note may be prepaid in whole or in part, at any time, without penalty, in cash, or in such other consideration as the Company and Holder may agree.

     Late Charges. In the event any payment of interest or principal is delinquent more than fifteen (15) days, the Company will pay to Holder a late charge of four percent (4%) of the amount of the overdue payment. This provision for late charges shall not be deemed to extend the time for payment or be a “grace period” or “cure period” that gives the Company the right to cure an Event of Default (as hereinafter defined). Acceptance by Holder of any late payment(s) shall not constitute a waiver by holder of any default hereunder.

     Maturity and Release. If not paid earlier pursuant to the terms of this Note, the entire outstanding principal balance plus all accrued and unpaid interest due and payable under this Note shall be due and payable on December 31, 2008 (the “Maturity Date”).

     Acceleration Period. In the event that (a) the Company shall (i) fail to make any interest or principal payment in the amount specified herein within five (5) business days of the payment becoming due in accordance with the terms hereof, or (ii) fail to make any other payments hereunder within five (5) business days of the payment becoming due, (b) there is a breach of any of the covenants and provisions contained in this Note and such breach shall continue for a period of at least thirty (30) days after notice of such has been given by the Holder to the Company, or (c) an “Event of Default” as defined in that certain Non Compete Covenant in Assignee’s Favor, attached hereto as Exhibit A, shall have occurred and be continuing (each an “Event of Default” hereunder), then in such event the Holder may without further notice, declare the remainder of the principal sum, together with all interest accrued thereon, at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid balance of this Note and any part thereof plus all accrued interest due under this Note, shall bear interest at the rate of ten percent (10%) per annum after an acceleration hereof until paid. The Company hereby waives protest, presentment, notice of dishonor, and notice of acceleration of maturity. Following an acceleration hereof, the Holder may employ an attorney to enforce the Holder’s rights and remedies and the Company hereby agrees to pay to the Holder reasonable attorney’s fees plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies.

     Expenses. The Company shall pay the reasonable expenses of Holder, including the expenses and reasonable attorneys’ fees, paid or incurred by such party in connection with the preparation of this Note.

     Business Day. If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of Maryland are required or permitted to be closed, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest hereunder.

     Application of Payments. All sums received by Holder for application to the Note may be applied by Holder to late charges, expenses, costs, interest, principal and other amounts owing to Holder in connection with the Note in the order selected by holder in its sole discretion.

     Successors and Assigns. This Note may not be assigned by Genencor (or any other Holder hereof), in whole or in part, at any time, without the prior written consent of the Company. This Note shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the permitted successors and assigns of the Genencor.

     This Note is made and delivered in South Carolina and shall be governed and construed in accordance with the laws of the State of South Carolina.

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     IN WITNESS WHEREOF, the Company has duly executed this Promissory Note under seal as of the date set forth above.

MARTEK BIOSCIENCES CORPORATION

By:	/s/ Peter L. Buzy

Name:	Peter L. Buzy
Title:	Chief Financial Officer

[Corporate Seal]
ATTEST:

/s/ George P. Barker

Secretary